Exhibit 99.3

Cherokee Inc. Announces Entry into Hi-Tec Acquisition Documents and Pricing of Public Offering of Common Stock

SHERMAN OAKS, Calif., November 29, 2016

Entry Into Hi-Tec Acquisition Documents

Cherokee Inc. (“Cherokee” or the “Company”) (NASDAQ: CHKE), a global marketer and manager of a portfolio of fashion and lifestyle brands, today announced that it has entered into a definitive agreement to acquire all issued and outstanding share capital of Hi-Tec Sports International Holdings B.V. (“Hi-Tec”), a global footwear company, for an aggregate cash purchase price of approximately $95.8 million on a cash-free debt-free basis, based on normalized working capital (the “Hi-Tec Acquisition”). Subject to post-closing adjustments, and after giving effect to the asset sales and the other transactions described below, we expect that the purchase price for the Hi-Tec intellectual property assets to be retained by us will be approximately $62.0 million.

The Company has entered into definitive agreements to sell certain assets related to Hi-Tec’s wholesale operations to new operating partners, the proceeds of which will be used to fund a portion of the Hi-Tec Acquisition. Prior to or in connection with the closing of the Hi-Tec Acquisition, the new operating partner licensees have entered or will enter into license agreements with Cherokee, pursuant to which each operating partner will pay the Company royalties for the future use of certain Hi-Tec intellectual property. To fund a portion of the purchase price, the Company also entered into a commitment letter for a new $50 million credit facility with Cerberus Business Finance, LLC and a commitment letter for a $5 million receivables funding loan to be provided by Mr. Jess Ravich, Chairman of the Company’s Board of Directors.

Pricing of Public Offering of Common Stock

The Company also today announced that it has priced an underwritten public offering of 3,685,000 shares of its common stock at a public offering price of $9.50 per share for total gross proceeds of approximately $35 million. Additionally, the Company has granted the underwriters a 45-day option to purchase up to an additional 552,750 shares to cover over-allotments, if any. The offering is expected to close on or about December 2, 2016, subject to customary closing conditions.

The Company expects to use the net proceeds from the offering to fund a portion of the Hi-Tec Acquisition. To the extent that the net proceeds are not applied to the Hi-Tec Acquisition, the Company intends to use such proceeds for general corporate purposes.

Roth Capital Partners is the sole manager for the offering.

A registration statement relating to shares of the common stock of Cherokee has been declared effective by the Securities and Exchange Commission (SEC) on July 2, 2015. A copy of the final prospectus for the offering will be filed with the SEC and when filed, will be available on the SEC’s website located at http://www.sec.gov and may also be obtained from Roth Capital Partners, LLC, 888 San Clemente Drive, Suite 400, Newport Beach, California 92660, by telephone at (949) 720-7227, or by email at rothecm@roth.com.

This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, nor may there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Cherokee Inc.
Cherokee is a global brand marketing platform that manages a growing portfolio of fashion and lifestyle brands including Cherokee®, Carole Little®, Tony Hawk® Signature Apparel and Hawk Brands®, Liz Lange®, Everyday California®, Sideout®, and Flip Flop Shops®, a leading franchise retail chain, across multiple consumer product categories and retail tiers around the world. The Company currently maintains license and franchise agreements with leading retailers and manufacturers that span over 50 countries in 9,000 retail locations. Its retail, franchise and e-commerce platform partnerships include: Target Stores (U.S.), Kohl’s (U.S.), Sears Canada (Canada), Walmart (Canada), Argos & Sports Direct (UK and Ireland), Flip Flop Shops® (US, Canada, Caribbean, Middle East and South Africa), RT-Mart (Peoples Republic of China), Pick ‘n Pay (South Africa), Falabella (Chile, Peru and Colombia), Arvind Mills (India), Shufersal LTD. (Israel), Comercial Mexicana (Mexico), Nishimatsuya (Japan), Landmark Group’s Max Stores (certain Middle East and North Africa countries), Reliance Trends Stores (India), Ahold (Czech Republic) and the TJX Companies (U.S., Canada and Europe).

Safe Harbor Statement:
This news release contains forward-looking statements regarding future events and the future performance of Cherokee. A forward-looking statement is neither a prediction nor a guarantee of future events or circumstances and is based on currently available market, operating, financial and competitive information and assumptions. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those expected or projected, including, among others, risks associated with the consummation and expected timing of the closing of the Hi-Tec Acquisition, the expected benefits of the Hi-Tec Acquisition, the ability to successfully consummate the sale of certain assets and liabilities of Hi-Tec and its subsidiaries to new operating partners, financing undertaken in connection with the Hi-Tec Acquisition, the ability of Cherokee to convert the Hi-Tec business to a branded licensing model, the effect of global economic conditions, the financial condition of the apparel and retail industry, adverse changes in licensee or consumer acceptance of products bearing the Company’s brands, the ability and/or commitment of the Company’s licensees to design, manufacture and market Cherokee®, Carole Little®, Tony Hawk® and Hawk Brands®, Liz Lange®, Everyday California® and Sideout® branded products, the Company’s dependence on a select group of licensees for most of the Company’s revenues and the Company’s dependence on its key management personnel.  The risks included here are not exhaustive. Other risks and uncertainties are described in our annual report on Form 10-K filed on April 14, 2016, its periodic reports on Forms 10-Q and 8-K, and subsequent filings with the SEC we make from time to time, including the preliminary prospectus supplement that we filed in connection with the offering described herein. Except as required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.